Exhibit 99.1
Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports 2013 Third Quarter Results

• Strong third quarter broadband subscriber net growth of 26,800
• 26% improvement in quarter-over-quarter total revenue declines
• Residential revenue growth
• Continued broadband market share growth in residential and business segments
• Third quarter operating cash flow margin of 46.3%
• Dividend payout ratio of 49% for the first nine months of 2013
• 2013 guidance reaffirmed

Stamford, Conn., November 5, 2013 — Frontier Communications Corporation (NASDAQ: FTR) today reported third quarter 2013 revenue of $1,185.3 million, operating income of $206.2 million and net income attributable to common shareholders of $35.4 million, or $0.04 per share. Excluding pension settlement costs of $40.3 million, severance costs of $2.6 million, offset by discrete tax items of $5.6 million (combined impact of $21.1 million or $0.02 per share after tax), non-GAAP adjusted net income attributable to common shareholders for the third quarter of 2013 would be $56.5 million, $0.06 per share.

“Frontier’s 2013 third quarter delivered improved sequential performance adding to the positive trend established in the first two quarters of this year,” said Maggie Wilderotter, Chairman and CEO of Frontier Communications.  “We delivered a slight increase in sequential residential revenue in the third quarter, and improved SME business revenue quarter over quarter. Our strong local engagement execution coupled with simple bundles and network improvements enabled us to, once again, take broadband market share, as illustrated by almost 27,000 broadband net adds, low churn and improved revenue metrics.  Expanded alternate channel performance offset much of the typical impact of seasonality in the third quarter.  Cost reductions remain on track and our employees are improving their competitive engagement every day. We are extremely pleased with the progress we have made this year and we are working hard to maintain these trends in the fourth quarter.”

Revenue for the third quarter of 2013 was $1,185.3 million as compared to $1,190.5 million in the second quarter of 2013 and $1,252.5 million in the third quarter of 2012.  Total revenue for the third quarter of 2013 declined sequentially by only 0.4% from the second quarter of 2013.  The third quarter of 2013 decrease in total revenue is primarily due to lower switched access, voice and non-switched access revenue, partially offset by the increase in data services revenue and subsidy revenue.

Customer revenue for the third quarter of 2013 of $1,050.1 million was essentially flat as compared to $1,051.9 million in the second quarter of 2013.  Total residential revenue was $506.1 million for the third quarter of 2013 as compared to $505.5 million in the second quarter of 2013, a 0.1% sequential increase in the quarter.   Total business revenue was $544.0 million as compared to $546.4 million in the second quarter of 2013, a 0.4% decline in the quarter.

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At September 30, 2013, the Company had approximately 2,822,100 residential customers and 274,700 business customers.  During the three months ended September 30, 2013, the Company improved the rate of decline in residential customers by 56% as compared to the prior year, losing approximately 20,700 customers as compared to 16,300 customers in the three months ended June 30, 2013 and 46,700 customers in the three months ended September 30, 2012.  The modest increase in residential customer losses in the third quarter was primarily due to seasonality and plan migration. The average monthly residential revenue per customer improved in the third quarter to $59.56, or 1% higher than the second quarter of 2013.

During the three months ended September 30, 2013, the Company improved the rate of decline in business customers by 31% as compared to the prior year, losing approximately 3,500 customers as compared to 2,900 customers in the three months ended June 30, 2013 and 5,100 customers in the three months ending September 30, 2012.  During the most recent quarter, the average monthly business revenue per customer was $656.06, or 1% higher than the second quarter of 2013.

The Company’s broadband customer net additions were approximately 26,800 during the third quarter of 2013, which was the third consecutive quarter that exceeded the total 23,400 net additions in all of 2012.   For the nine month period of 2013, the Company’s net addition of broadband customers was approximately 84,500.  The Company had approximately 1,838,900 broadband customers at September 30, 2013.  The Company added 10,500 net video customers during the third quarter of 2013.  The Company had approximately 377,900 video customers at September 30, 2013.

Network access expenses for the third quarter of 2013 were $104.0 million as compared to $107.1 million in the second quarter of 2013 and $102.1 million in the third quarter of 2012.

Other operating expenses for the third quarter of 2013 were $549.1 million as compared to $534.0 million in the second quarter of 2013 and $572.3 million in the third quarter of 2012.  Included in other operating expenses were severance costs of $2.6 million, $4.3 million and $6.8 million in the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012, respectively.  Other operating expenses, excluding severance costs, in the third quarter of 2013 were lower than in the third quarter of 2012 by $19.0 million, primarily due to decreased compensation costs resulting from reduced headcount and lower outside service costs.

Also, during the third quarter of 2013, the Company recorded non-cash pension settlement costs of $40.3 million for the accelerated recognition of a portion of the previously unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

Depreciation and amortization for the third quarter of 2013 was $285.7 million as compared to $297.8 million in the second quarter of 2013 and $298.4 million in the third quarter of 2012. Amortization expense decreased by $11.5 million in the third quarter of 2013 as compared to the third quarter of 2012, primarily due to lower amortization related to the customer base that is amortized on an accelerated method.

Operating income for the third quarter of 2013 was $206.2 million (reflecting pension settlement costs of $40.3 million, partially offset by lower amortization and other operating expenses, as well as the absence of integration costs, as compared to the third quarter of 2012) and operating income margin was 17.4 percent as compared to operating income of $266.2 million and operating income margin of 22.4 percent in the second quarter of 2013 and operating income of $275.2 million and operating income margin of 22.0 percent in the third quarter of 2012.

Interest expense for the third quarter of 2013 was $163.8 million as compared to $166.5 million in the second quarter of 2013, and $172.2 million in the third quarter of 2012.  Interest expense declined, as compared to the third quarter of 2012, primarily due to lower average debt levels resulting from the debt refinancing activities and debt retirements during 2013.

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Income tax expense for the third quarter of 2013 was $8.5 million as compared to $35.7 million in the third quarter of 2012, a $27.2 million decrease, principally due to lower pretax income resulting from the pension settlement costs of $40.3 million.  The Company had an effective tax rate for the third quarter of 2013 and 2012 of 19.3% and 33.3%, respectively.  The third quarter of 2013 includes discrete tax items arising from state law changes and the reversal of uncertain tax positions with a combined impact of $5.6 million in reduced income tax expense.

Net income attributable to common shareholders of Frontier was $35.4 million, or $0.04 per share, in the third quarter of 2013, as compared to $67.0 million, or $0.07 per share, in the third quarter of 2012.  The third quarter of 2013 includes pension settlement costs of $40.3 million, severance costs of $2.6 million, offset by discrete tax items of $5.6 million (combined impact of $21.1 million, or $0.02 per share after tax).  Excluding the impact of the aforementioned items, non-GAAP adjusted net income attributable to common shareholders of Frontier for the third quarter of 2013 would be $56.5 million, or $0.06 per share, as compared to $61.3 million, or $0.06 per share, in the second quarter of 2013 and $68.4 million, or $0.07 per share, in the third quarter of 2012.

Capital expenditures for Frontier business operations were $157.6 million for the third quarter of 2013 and $484.1 million for the first nine months of 2013, as compared to $195.0 million in the third quarter of 2012 and $571.1 million for the first nine months of 2012.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule A, was $548.8 million for the third quarter of 2013 resulting in an operating cash flow margin of 46.3%.  Operating cash flow, as reported, of $491.9 million has been adjusted to exclude $40.3 million of pension settlement costs, $2.6 million of severance costs and $14.0 million of non-cash pension and other postretirement benefit costs.

Free cash flow, as defined by the Company in the attached Schedule A, was $232.2 million for the third quarter of 2013 and $614.3 million for the first nine months of 2013.  The Company’s dividend represents a payout of 43% of free cash flow for the third quarter of 2013 and 49% for the first nine months of 2013.

Working Capital
At September 30, 2013, the Company had a working capital surplus of $198.6 million, which includes the classification of certain debt maturing in the second quarter of 2014 of $214.4 million as a current liability.

2013 Guidance
For the full year of 2013, the Company reiterates its current guidance ranges for capital expenditures and free cash flow of $625 million to $675 million and $825 million to $925 million, respectively.  The Company expects that absent any further legislative changes in 2013, its 2013 cash taxes guidance will be in the range of $125 million to $150 million.

The Company made total contributions to its pension plan for 2013 of $62.3 million, consisting of cash payments of $38.9 million and contributions of real property with a fair value of $23.4 million, including $5.2 million of real property contributions in October 2013.  There are no further contributions to be made in 2013.

Non-GAAP Measures
The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow.  A reconciliation of the differences between non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income attributable to common shareholders of Frontier as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

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The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income attributable to common shareholders of Frontier in the statement of operations, or cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude losses on early extinguishment of debt, gain on sale of Mohave partnership interest, investment gains, discrete tax items, integration costs, severance costs, pension settlement costs and non-cash pension and other postretirement benefit costs, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast
The Company will host a conference call today at 4:30 P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding third quarter 2013 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available for one week beginning at 7:30 P.M. Eastern time, Tuesday, November 5, 2013 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820, passcode 5917807.  A webcast replay of the call will be available at www.frontier.com/ir.

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About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 27 states.  Frontier’s approximately 13,900 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties include, but are not limited to:  the effects of greater than anticipated competition from cable, wireless and other wireline carriers that could require us to implement new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; the effects of changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures, products and service offerings, including the lack of assurance that our network improvements in speed and capacity will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical (including as a result of the impact of the Patient Protection and Affordable Care Act), pension and postemployment expenses, such as retiree medical and severance costs, and related funding requirements; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2014 and beyond; the effects of economic downturns, including customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity may affect our payment of dividends on our common shares; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters. These and other uncertainties related to our business are described in greater detail in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

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TABLES TO FOLLOW

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Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,
(Amounts in thousands, except per share amounts)	2013	2013	2012	2013	2012

Income Statement Data
Revenue	$1,185,278	$1,190,533	$1,252,469	$3,581,207	$3,779,300

Network access expenses	103,955	107,114	102,051	320,467	333,053
Other operating expenses (1)	549,141	534,015	572,348	1,624,655	1,663,842
Depreciation and amortization	285,701	297,849	298,416	887,225	962,763
Pension settlement costs (2)	40,309	-	-	40,309	-
Integration costs (3)	-	-	4,458	-	68,204
Total operating expenses	979,106	938,978	977,273	2,872,656	3,027,862

Gain on sale of Mohave partnership interest	-	14,601	-	14,601	-

Operating income	206,172	266,156	275,196	723,152	751,438

Losses on early extinguishment of debt	-	(159,780)	(245)	(159,780)	(71,063)
Investment and other income, net	1,524	2,956	4,602	9,134	18,994
Interest expense	163,835	166,547	172,188	501,802	509,104
Income (loss) before income taxes	43,861	(57,215)	107,365	70,704	190,265
Income tax expense (benefit)	8,461	(18,755)	35,739	22,981	66,150
Net income (loss) (2) (3)	35,400	(38,460)	71,626	47,723	124,115
Less: Income attributable to the noncontrolling interest in a
partnership	-	-	4,626	2,643	12,358
Net income (loss) attributable to common shareholders of Frontier	$35,400	$(38,460)	$67,000	$45,080	$111,757

Weighted average shares outstanding	993,115	992,611	991,295	992,480	990,300

Basic net income (loss) per share attributable to
common shareholders of Frontier (4)	$0.04	$(0.04)	$0.07	$0.04	$0.11

Non-GAAP adjusted net income (loss) per share
attributable to common shareholders of Frontier (4) (5)	$0.06	$0.06	$0.07	$0.17	$0.20

Other Financial Data
Capital expenditures - Business operations	$157,560	$137,513	$195,034	$484,082	$571,107
Capital expenditures - Integration activities	-	-	10,828	-	38,768
Operating cash flow, as adjusted (5)	548,781	557,286	581,281	1,667,999	1,821,478
Free cash flow (5)	232,189	175,873	215,256	614,269	753,283
Dividends paid	99,956	100,054	99,845	299,822	299,547
Dividend payout ratio (6)	43%	57%	46%	49%	40%

(1)
Includes severance costs of $2.6 million, $4.3 million and $6.8 million for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, and $9.4 million and $14.8 million for the nine months ended September 30, 2013 and 2012, respectively.

(2)
Reflects non-cash pension settlement charge of $40.3 million ($25.0 million or $0.02 per share after tax) during the quarter and nine months ended September 30, 2013 for the accelerated recognition of a portion of the unrecognized acturial losses in the Company's pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)
Reflects integration costs of $4.5 million ($2.7 million after tax) for the quarter ended September 30, 2012 and $68.2 million ($42.3 million or $0.04 per share after tax) for the nine months ended September 30, 2012.

(4) Calculated based on weighted average shares outstanding.
(5)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(6)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,
(Amounts in thousands, except operating data)	2013	2013	2012	2013	2012

Selected Income Statement Data
Revenue:
Local and long distance services	$510,080	$513,800	$560,952	$1,549,824	$1,700,094
Data and internet services	471,211	467,428	455,807	1,393,475	1,351,858
Other	68,772	70,622	87,581	221,752	266,492
Customer revenue	1,050,063	1,051,850	1,104,340	3,165,051	3,318,444
Switched access and subsidy	135,215	138,683	148,129	416,156	460,856
Total revenue	$1,185,278	$1,190,533	$1,252,469	$3,581,207	$3,779,300

Other Financial and Operating Data

Revenue:
Residential	$506,073	$505,483	$531,314	$1,526,354	$1,607,244
Business	543,990	546,367	573,026	1,638,697	1,711,200
Customer revenue	1,050,063	1,051,850	1,104,340	3,165,051	3,318,444
Switched access and subsidy	135,215	138,683	148,129	416,156	460,856
Total revenue	$1,185,278	$1,190,533	$1,252,469	$3,581,207	$3,779,300
Customers	3,096,794	3,121,014	3,223,557	3,096,794	3,223,557
Residential customer metrics:
Customers	2,822,141	2,842,883	2,932,163	2,822,141	2,932,163
Revenue	$506,073	$505,483	$531,314	$1,526,354	$1,607,244
Average monthly residential revenue per customer (1)	$59.56	$59.10	$58.71	$59.18	$58.24
Customer monthly churn	1.81%	1.64%	1.64%	1.70%	1.62%
Business customer metrics:
Customers	274,653	278,131	291,394	274,653	291,394
Revenue	$543,990	$546,367	$573,026	$1,638,697	$1,711,200
Average monthly business revenue per customer	$656.06	$651.39	$649.85	$650.43	$634.78

Employees	13,937	14,069	15,250	13,937	15,250
Broadband subscribers	1,838,915	1,812,110	1,749,139	1,838,915	1,749,139
Video subscribers (2)	377,915	380,180	328,538	377,915	328,538
Switched access minutes of use (in millions)	4,091	4,109	4,481	12,490	13,769

(1) Calculation excludes the Mohave Cellular Limited Partnership.
(2)	Video subscribers includes a DISH balance adjustment in the third quarter of 2013.

Note: As stated in our quarterly report for the period ended March 31, 2013, prior period revenue and certain operating statistics have been revised from the previously disclosed amounts to reflect the immaterial reclassification of certain revenues and the related impact on average monthly revenue per customer amounts.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$660,997	$1,326,532
Accounts receivable, net	472,223	533,704
Restricted cash	9,260	15,408
Other current assets	181,056	211,559
Total current assets	1,323,536	2,087,203

Restricted cash	11,612	27,252
Property, plant and equipment, net	7,289,567	7,504,896
Other assets - principally goodwill	7,868,699	8,114,280
Total assets	$16,493,414	$17,733,631

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$257,910	$560,550
Accounts payable and other current liabilities	866,981	992,970
Total current liabilities	1,124,891	1,553,520

Deferred income taxes and other liabilities	3,575,165	3,678,893
Long-term debt	7,887,296	8,381,947
Equity	3,906,062	4,119,271
Total liabilities and equity	$16,493,414	$17,733,631

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)
	For the nine months ended September 30,
	2013	2012

Cash flows provided by (used in) operating activities:
Net income	$47,723	$124,115
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	887,225	962,763
Losses on early extinguishment of debt	159,780	71,063
Pension settlement costs	40,309	-
Pension/OPEB costs	22,558	24,220
Stock based compensation expense	12,561	12,950
Gain on sale of assets	(14,601)	-
Other non-cash adjustments	7,353	7,040
Deferred income taxes	(43,310)	59,794
Change in accounts receivable	57,474	19,941
Change in accounts payable and other liabilities	(91,322)	(131,027)
Change in other current assets	(10,409)	9,426
Net cash provided by operating activities	1,075,341	1,160,285

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(484,082)	(571,107)
Capital expenditures - Integration activities	-	(38,768)
Network expansion funded by Connect America Fund	(21,042)	(854)
Grant funds received for network expansion from Connect
America Fund	5,998	47,986
Proceeds on sale of Mohave partnership interest	17,755	-
Cash transferred from escrow	21,788	47,356
Other assets purchased and distributions received, net	3,536	(12,251)
Net cash used by investing activities	(456,047)	(527,638)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	750,000	1,100,000
Financing costs paid	(19,360)	(22,754)
Long-term debt payments	(1,548,548)	(571,472)
Premium paid to retire debt	(159,429)	(52,560)
Dividends paid	(299,822)	(299,547)
Repayment of customer advances for construction,
distributions to noncontrolling interests and other	(7,670)	(12,919)
Net cash provided from (used by) financing activities	(1,284,829)	140,748

(Decrease) increase in cash and cash equivalents	(665,535)	773,395
Cash and cash equivalents at January 1,	1,326,532	326,094

Cash and cash equivalents at September 30,	$660,997	$1,099,489

Cash paid during the period for:
Interest	$493,427	$445,121
Income taxes	$82,675	$4,093

Non-cash investing and financing activities:
Financing obligation for contribution of real property to pension plan	$18,216	$-
Reduction of pension obligation	$(18,216)	$-

Schedule A
Frontier Communications Corporation
Reconciliation of Non-GAAP Financial Measures

		For the quarter ended			For the nine months ended
		September 30,	June 30,	September 30,	September 30,
	(Amounts in thousands)	2013	2013	2012	2013	2012

	Operating Income to Adjusted Operating Cash Flow to Free Cash Flow

	Revenue	$1,185,278	$1,190,533	$1,252,469	$3,581,207	$3,779,300
	Less: Total operating expenses	979,106	938,978	977,273	2,872,656	3,027,862
	Add: Gain on sale of Mohave partnership interest	-	14,601	-	14,601	-
	Operating income	206,172	266,156	275,196	723,152	751,438

	Depreciation and amortization	285,701	297,849	298,416	887,225	962,763
	Operating cash flow	491,873	564,005	573,612	1,610,377	1,714,201

	Add back:
	Integration costs	-	-	4,458	-	68,204
	Pension/OPEB costs (non-cash) (1)	13,950	3,590	(3,633)	22,558	24,220
	Pension settlement costs (2)	40,309	-	-	40,309	-
	Severance costs	2,649	4,292	6,844	9,356	14,853

	Subtract:
	Gain on sale of Mohave partnership interest	-	14,601	-	14,601	-
	Adjusted operating cash flow	548,781	557,286	581,281	1,667,999	1,821,478

	Add back:
	Interest and dividend income	382	120	323	2,268	3,159
	Stock based compensation	3,634	5,042	5,175	12,561	12,950

	Subtract:
	Cash paid (refunded) for income taxes	(787)	82,515	4,301	82,675	4,093
	Capital expenditures - Business operations (3)	157,560	137,513	195,034	484,082	571,107
	Interest expense	163,835	166,547	172,188	501,802	509,104
	Free cash flow	$232,189	$175,873	$215,256	$614,269	$753,283

	Operating income margin (Operating income divided by revenue)
	As Reported	17.4%	22.4%	22.0%	20.2%	19.9%
	As Adjusted (4)	22.2%	21.8%	22.6%	21.8%	22.7%

	Operating cash flow margin (Operating cash flow divided by revenue)
	As Reported	41.5%	47.4%	45.8%	45.0%	45.4%
	As Adjusted	46.3%	46.8%	46.4%	46.6%	48.2%

(1)
Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $20.6 million, $20.5 million and $17.1 million for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, less cash pension contributions and certain OPEB costs/payments of $6.6 million, $16.9 million and $20.8 million for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $61.6 million and $49.5 million for the nine months ended September 30, 2013 and 2012, respectively, less cash pension contributions and certain OPEB costs/payments of $39.0 million and $25.3 million for the nine months ended September 30, 2013 and 2012, respectively.

(2)
Reflects non-cash pension settlement charge of $40.3 million during the quarter and nine months ended September 30, 2013 for the accelerated recognition of a portion of the unrecognized acturial losses in the Company's pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)	Excludes capital expenditures for integration activities.
(4)	Excludes integration costs, pension and OPEB costs (non-cash), pension settlement costs, severance costs and gain on sale of Mohave partnership interest.

							Schedule B
	Frontier Communications Corporation
	Reconciliation of Non-GAAP Financial Measures

	(Amounts in thousands, except
	per share amounts)	For the quarter ended
		September 30, 2013		June 30, 2013		September 30, 2012

	Net income (loss) attributable to common		Earnings	Net Income	Earnings (Loss)		Earnings
	shareholders of Frontier	Net Income	Per Share	(Loss)	Per Share	Net Income	Per Share

	GAAP, as reported	$35,400	$0.04	$(38,460)	$(0.04)	$67,000	$0.07
	Pension settlement costs	24,992	0.02	-	-	-	-
	Losses on early extinguishment of debt	-	-	98,888	0.10	154	-
	Gain on sale of Mohave partnership interest	-	-	(8,591)	(0.01)	-	-
	Gain on investment in Adelphia	-	-	(94)	-	9	-
	Integration costs	-	-	-	-	2,711	-
	Severance costs	1,626	-	2,756	-	4,242	-
	Discrete tax items (1)	(5,557)	(0.01)	6,800	0.01	(5,667)	(0.01)
	Non-GAAP, as adjusted (2)	$56,461	$0.06	$61,299	$0.06	$68,449	$0.07

		For the nine months ended
		September 30, 2013				September 30, 2012

	Net income (loss) attributable to common		Earnings				Earnings
	shareholders of Frontier	Net Income	Per Share			Net Income	Per Share

	GAAP, as reported	$45,080	$0.04			$111,757	$0.11
	Pension settlement costs	24,992	0.02			-	-
	Losses on early extinguishment of debt	98,888	0.10			44,628	0.05
	Gain on sale of Mohave partnership interest	(8,591)	(0.01)			-	-
	Gain on investment in Adelphia	(889)	-			(6,072)	(0.01)
	Integration costs	-	-			42,348	0.04
	Severance costs	5,864	0.01			9,222	0.01
	Discrete tax items (1)	1,243	-			(5,667)	(0.01)
	Non-GAAP, as adjusted (2)	$166,587	$0.17			$196,216	$0.20

(1)	Includes impact arising from state law changes, the net reversal of uncertain tax positions, changes in certain deferred tax balances and the settlement of IRS audit.
(2)	Non-GAAP, as adjusted may not sum due to rounding.